Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

DirectBooking Technology Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Ordinary Shares, par value $0.00005 per share	Other(2)	4,600,000	(1)	$0.512	$2,355,200	$0.0001381	$325.25
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts						$2,355,200		$325.25
	Total Fees Previously Paid								$0
	Total Fee Offsets								0
	Net Fee Due								$325.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Ordinary Shares (“Ordinary Shares”) of DirectBooking Technology Co., Ltd. (the “Registrant”) that become issuable under the Registrant’s 2025 Stock Incentive Plan (“Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.512 per share, which is the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on November 5, 2025 (rounded up to the nearest cent).

(3)	No Fees were previously paid.